UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    July 6, 2009

UNITED STATES NATURAL GAS FUND, LP
(Exact name of registrant as specified in its charter)

Delaware	001-33096	20-5576760
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code	(510) 522-3336

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see   General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01    Other Events.

Units of the United States Natural Gas Fund, LP (“UNG”) are offered on a continuous basis under Rule 415 of the Securities Act of 1933, and when all registered units have been sold, additional units are registered in subsequent registration statements. At this time, UNG only has 32,100,000 units registered with the SEC that are available for purchase by its Authorized Purchasers. On June 5, 2009, UNG submitted a registration statement to the Securities and Exchange Commission (“SEC”) to register an additional 1,000,000,000 units. This registration statement is currently subject to review and comment by the SEC, the Financial Regulatory Industry Association (“FINRA”) and the National Futures Association (“NFA”).

As stated in its current prospectus, UNG creates and redeems units in blocks of 100,000 units called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. If UNG issues all of its currently  remaining  registered  units, UNG management would have to suspend the ability of  the Authorized Purchasers to  purchase new creation baskets until such time as the registration statement for the additional units has been declared effective by the SEC, and FINRA and NFA have determined that their comments, if any, on UNG’s prospectus/disclosure document have been adequately addressed. The ability of Authorized Purchasers to redeem baskets of units in such a situation would remain unaffected.

In the event that there was a short-term disruption in the ability of Authorized Purchasers to  purchase additional Creation Baskets, management believes that Authorized Purchasers and other groups that make a market in units of UNG would still continue to actively trade the units. However, management believes that in such a situation, Authorized Purchasers and other market makers may seek to adjust the market they make in the units. Specifically, these market participants may increase the spread  between the prices that they quote for offers to buy and sell units to allow them to adjust to the potential uncertainty as to when they might be able to  purchase additional Creation Baskets of units. In addition,  Authorized Purchasers may be less willing to offer to quote offers to buy or sell units in large  numbers. The potential impact of either wider spreads between bid and offer  prices, or reduced  number of units on which  quotes  may be available, could  increase the trading costs to investors in UNG compared to the quotes and  the number of units on which bids and offers are made if the Authorized Purchasers were to still be able to freely create new baskets of units.  Management believes that any potential impact to the market in units of UNG that could occur from the Authorized Purchasers’ inability to create new baskets would not extend beyond the time when additional units would be registered and available for distribution.

If a lengthy period of time were to elapse before new units were declared effective and there was continued demand for units, UNG management believes that the impact on the spread between bid and ask  prices might widen even further.  In addition, there could be a significant variation between the market price at which units are traded and the units' net asset value, which is also the price units can be redeemed with UNG by Authorized Purchasers in Redemption Baskets.  The foregoing could also create significant deviations from UNG's investment objective, i.e., to have changes in the market price of its units track changes in the price of the futures contract for natural gas traded on the New York Mercantile Exchange that is the near month next to expire.

Any forward-looking statements in this current report are based on expectations of UNG management at this time. Whether or not actual results and developments will conform to management’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in UNG’s prospectus, general economic, market and business conditions, changes in laws or regulations or other actions made by governmental authorities or regulatory bodies, and other world economic and political developments. UNG undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please call:

United States Commodity Funds LLC
John Hyland   (510) 414-5153

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES NATURAL GAS FUND, LP
	By:	United States Commodity Funds LLC, its general partner

Date: July 6, 2009	By:	/s/ Howard Mah
Name: Howard Mah Title: Chief Financial Officer